Exhibit 99.1
SIXTH AMENDMENT
TO
LOAN AND SECURITY AGREEMENT
This Sixth Amendment to Loan and Security Agreement is entered into as of June 29, 2011 (the “Amendment”), by and between Avidbank Corporate Finance, a Division of Avidbank (f/k/a Peninsula Bank Business Funding, a division of the Private Bank of the Peninsula) (“Bank”) and Vaughan Foods, Inc. and Wild About Food – Oklahoma LLC (each a “Borrower” and collectively, the “Borrowers”).
RECITALS
Borrowers and Bank are parties to that certain Loan and Security Agreement dated as of March 9, 2009, as amended from time to time, including that certain First Amendment to Loan and Security Agreement dated as of September 30, 2009, that certain Second Amendment to Loan and Security Agreement dated as of April 26, 2010, that certain Third Amendment to Loan and Security Agreement dated as of June 25, 2010, that certain Fourth Amendment to Loan and Security Agreement dated as of August 9, 2010, and that certain Fifth Amendment to Loan and Security Agreement dated as of March 23, 2011 (the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.
NOW, THEREFORE, the parties agree as follows:
1.The following definitions in Section 1.1 of the Agreement are amended in their entirety to read as follows:
“Revolving Line” means (i) aggregate Credit Extensions of up to Four Million Five Hundred Thousand Dollars during the period of April 1 through September 30 of each calendar year, or (ii) aggregate Credit Extensions of up to Three Million Five Hundred Thousand Dollars during the period of October 1 through March 31 of each calendar year.
“Revolving Maturity Date” means June 30, 2013.
2.The second sentence in Section 2.3(c) is amended in its entirety to read as follows:
The minimum interest payable with respect to any three month period shall be $27,125.
3.The following is added after the end of the first sentence in Section 2.6 of the Agreement:
For the sake of clarity, Borrower may terminate this Agreement prior to the Revolving Maturity Date upon (i) written notice to Bank of Borrower’s desire to terminate the Agreement and (ii) the payment of all outstanding Obligations owing to Bank, at which time, Bank shall have no further obligation to make Credit Extensions to Borrower and Borrower will have no obligations to make minimum interest payments to Bank. Borrower may request a payoff/termination letter from Bank which shall specify the aggregate amount of Obligations outstanding as of the desired termination date.
4.Section 6.3(a), (c) and (g) of the Agreement are each amended in its entirety to read as follows:
(a) as soon as available, but in any event within twenty (20) business days after the end of each calendar month, a company prepared consolidated balance sheet, income, and cash flow statement covering Borrowers’ consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Bank and certified by a Responsible Officer, except that monthly financial statements may omit substantially all footnotes that would normally be required to be included in GAAP financial statements;
(c) as soon as available, but in any event within ninety (90) days after the end of Borrowers’ fiscal year, audited consolidated financial statements of Borrowers prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank;
(g) within twenty (20) days after the last day of each month, Borrowers shall deliver to Bank a statement of Borrowers’ monthly average cash position, along with aged listings of accounts receivable and accounts payable, listings of PACA Payables, and a list of accrued rebates, and upon request by Bank, a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto;

5.Section 6.8 of the Agreement is amended in its entirety to read as follows:

6.8     Minimum Cash. Borrowers shall maintain at all times an average daily balance of unrestricted cash and cash equivalents of at least $500,000, measured on a monthly basis, beginning with the month ending June 30, 2011.
6.Section 6.9 of the Agreement is amended in its entirety to read as follows:
6.9    Minimum EBITDA. Borrowers shall achieve a quarterly EBITDA of at least $400,000, beginning with the quarter ending June 30, 2011 and continuing through the termination of the Agreement.
7.The following is added as a new Section 6.12 to the Agreement:
6.12    Annual Profitability. Borrowers shall achieve a minimum profitability of at least $1 for each calendar year, beginning with calendar year ending December 31, 2011.
8.Borrowers shall pay to Bank a renewal fee equal to $40,000 on the date of this Amendment and a renewal fee equal to $40,000 on the first anniversary of the date of this Amendment, each of which shall be fully earned and nonrefundable on such dates.
9.Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Each Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.
10.Each Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.
11.This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.
12.As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:
(a)this Amendment, duly executed by Borrowers;
(b)payment of the fee referenced in Section 7 above, plus an amount equal to all Bank Expenses incurred through the date of this Amendment; and
(c)such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.
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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

Vaughan Foods, Inc. By: /s/ Gene P. Jones Title: Secretary, Treasurer and Chief Financial Officer
Wild About Food – Oklahoma LLC By: /s/ Gene P. Jones Title: Secretary, Treasurer and Chief Financial Officer

Avidbank Corporate Finance, a division of Avidbank By: /s/ Victor Ragni Title: Vice President